EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-107564 on Form S-8 of our report dated March 30, 2007 relating to the consolidated financial statements of The Gymboree Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting method and the adoption of a new accounting standard) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Gymboree Corporation for the year ended February 3, 2007.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

April 3, 2007